Exhibit 99.2

Michael’s Finer Meats, LLC

Audited Financial Statements

C O N T E N T S

To the Member

Michael’s Finer Meats, LLC

Columbus, Ohio

Independent Auditors’ Report

We have audited the accompanying balance sheets of Michael’s Finer Meats, LLC as of December 25, 2011 and December 26, 2010, and the related statements of operations and member’s equity and cash flows for each of the periods ended December 25, 2011, December 26, 2010 and December 27, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Michael’s Finer Meats, LLC as of December 25, 2011 and December 26, 2010, and the results of their operations and cash flows for each of the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, in conformity with auditing standards generally accepted in the United States of America.

/s/GBQ Partners, LLC

Columbus, Ohio

May 1, 2012

MICHAEL’S FINER MEATS, LLC

Balance Sheets

December 25, 2011 and December 26, 2010

ASSETS	2011	2010
Current Assets
Cash	$3,553,958	$2,631,718
Accounts receivable – trade	7,513,526	7,685,526
Inventory	7,707,683	8,254,370

Total current assets	18,775,167	18,571,614

Property and Equipment	2,348,999	2,199,427
Less: accumulated depreciation and amortization	(490,657)	(340,473)

Net property and equipment	1,858,342	1,858,954

Other Assets
Goodwill	30,484,918	30,484,918
Deferred loan costs, net	1,084,942	1,584,937
Deposits and other	100,210	122,078

Total other assets	31,670,070	32,191,933

TOTAL ASSETS	$52,303,579	$52,622,501

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Current portion of notes payable	$4,367,188	$2,132,982
Accounts payable – trade	1,759,193	2,427,533
Accrued expenses	1,216,120	946,821

Total current liabilities	7,342,501	5,507,336

Other Liabilities
Note payable – line of credit	4,250,000	4,250,000
Notes payable, net of current portion	11,008,483	16,422,379
Interest rate hedging liability	159,070	746,966

Total other liabilities	15,417,553	21,419,345

Total liabilities	22,760,054	26,926,681
Member’s Equity	29,543,525	25,695,820

TOTAL LIABILITIES AND MEMBER’S EQUITY	$52,303,579	$52,622,501

The accompanying notes are an integral part of the financial statements.

MICHAEL’S FINER MEATS, LLC

Statements of Operations and Member’s Equity

For the Periods Ended December 25, 2011, December 26, 2010 and December 27, 2009

	2011	2010	2009
Net Sales	$81,334,260	$76,782,665	$68,096,874
Cost of Goods Sold	62,164,697	58,833,447	51,656,982

Gross profit	19,169,563	17,949,218	16,439,892
Operating Expenses	13,920,569	13,275,443	12,717,201

Operating Income	5,248,994	4,673,775	3,722,691

Other (Expense) Income
Interest expense	(1,989,185)	(2,155,440)	(4,134,757)
Charge for goodwill impairment	—	—	(20,600,000)
Forgiveness of debt income	—	—	12,556,575
Non-cash mark-to-market adjustment to interest rate hedging liability	587,896	332,571	308,113

Total expense	(1,401,289)	(1,822,869)	(11,870,069)

Net Income (Loss)	3,847,705	2,850,906	(8,147,378)
Member’s Equity – Beginning of Period	25,695,820	22,929,429	24,104,107
Member Contribution	—	—	7,000,000
Distributions to Member	—	(84,515)	(27,300)

Member’s Equity – End of Period	$29,543,525	$25,695,820	$22,929,429

The accompanying notes are an integral part of the financial statements.

MICHAEL’S FINER MEATS, LLC

Statements of Cash Flows

For the Periods ended December 25, 2011, December 26, 2010 and December 27, 2009

	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$3,847,705	$2,850,906	$(8,147,378)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	650,179	636,600	626,513
Deferred interest on notes payable	—	17,209	1,916,899
Gain on forgiveness of debt	—	—	(12,556,575)
Charge for goodwill impairment	—	—	20,600,000
Gain on interest rate hedging liability	(587,896)	(332,571)	(308,113)
Changes in operating assets and liabilities:
Accounts receivable – trade	172,000	(1,431,677)	(233,153)
Inventory	546,687	(539,910)	92,477
Deposits and other	—	58,347	15,927
Accounts payable – trade	(770,477)	590,365	(177,294)
Accrued expenses	269,299	140,843	(81,855)

Total adjustments	279,792	(860,794)	9,894,826

Net cash provided by operating activities	4,127,497	1,990,112	1,747,448

Cash Flows from Investing Activities:
Repayment of accounts receivable – related parties, net	22,505	29,532	26,218
Acquisition of property and equipment	(48,072)	(226,113)	(66,308)

Net cash used in investing activities	(25,567)	(196,581)	(40,090)

Cash Flows from Financing Activities:
Net increase (decrease) in note payable – line of credit	—	1,000,000	(1,200,000)
Payments on notes payable	(3,179,690)	(2,359,376)	(6,406,250)
Distributions to member	—	(84,515)	(27,300)
Member contribution	—	—	7,000,000

Net cash used in financing activities	(3,179,690)	(1,443,891)	(633,550)

Net increase in cash	922,240	349,640	1,073,808
Cash – Beginning of Period	2,631,718	2,282,078	1,208,270

Cash – End of Period	$3,553,958	$2,631,718	$2,282,078

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$1,932,725	$2,052,863	$2,558,738
Non-Cash Investing and Financing Activity:
Purchases of property and equipment included in accounts payable	$101,500	$—	$—

The accompanying notes are an integral part of the financial statements.

Nature and Scope of Business

Michael’s Finer Meats, LLC (the Company) is engaged in wholesale and retail sales of meat and seafood products. Its market includes fine restaurants, institutions and individuals throughout Ohio and various other states. The Company was formed and began doing business on February 25, 2008 in conjunction with the acquisition of substantially all assets, liabilities, contracts and leases of Michael’s Finer Meats, Inc. (MFM, Inc.) The Company is a 100% owned subsidiary of Michael’s Finer Meats Holdings, LLC (MFM Holdings). Its operating facilities are located in Columbus, Ohio.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fiscal Period End

Management has elected to maintain a 52/53 week period ending on the Sunday on or prior to December 31st. There were 52 weeks in each of the periods ended December 25, 2011, December 26, 2010 and December 27, 2009.

Accounts Receivable – Trade

The Company grants credit to fine restaurants, private clubs and other eating establishments.

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The Company reserves the right in its customer contracts to charge interest for late payments on invoices, but does not generally exercise this right.

The Company utilizes the allowance method to provide for the possibility of uncollectible accounts. The allowance is provided based on management’s estimate of the collectibility of the accounts receivable. This estimate takes into consideration an individual analysis of all outstanding account balances based on payment history with specific customers and current economic conditions. No allowance for potential uncollectible accounts has been recorded due to management’s belief that all accounts are collectible as of December 25, 2011 and December 26, 2010.

Inventory

Inventory, consisting of perishable meats and seafood, is carried at the lower of cost (utilizing the first-in, first out (FIFO) method and specific identification method) or market.

Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization, computed on the straight-line method. Leasehold improvements are depreciated over lives ranging from 7 to 39 years. Other property and equipment are depreciated over lives ranging from 3 to 10 years. Major renewals and betterments are capitalized and depreciated or amortized; maintenance and repairs that do not improve or extend the life of the respective assets are charged to expense as incurred. Assets purchased, but not placed in service, are capitalized and depreciation or amortization is not computed until the asset is placed in service. Upon disposal of assets, the cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is included in income.

Long-Lived Assets Impairment Policy

The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the amount of the asset may not be recoverable. When an indication of impairment is present and the undiscounted cash flows estimated to be generated by the related assets are less than the assets’ carrying amount, an impairment loss will be recorded based on the difference between the carrying amount of the assets and their estimated fair value. There were no such impairment adjustments for the periods ended December 25, 2011 and December 26, 2010.

Goodwill

Under GAAP, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill or indefinite-lived intangibles might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. Management determined that there was no impairment of goodwill for the periods ended December 25, 2011 and December 26, 2010. Management determined that goodwill was impaired as of December 27, 2009 as the carrying amount exceeds the asset’s fair value based on discounted cash flows. As a result, an impairment charge of $20,600,000 was recognized against goodwill and is included in the accompanying statements of operations.

Deferred Loan Fees

The Company has incurred certain fees relating to loan agreements. These fees are being amortized on a straight-line basis over the term of the loans (February 2014). Loan fee amortization expense was approximately $500,000 for each of the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, respectively.

Summary of Significant Accounting Policies (continued)

Derivatives and Hedging Activities

The Company generally maintains an overall interest rate risk-management strategy that incorporates the use of a derivative instrument to minimize significant unplanned volatility in earnings that are caused by changes in interest rates. Currently, the derivative instrument used by the Company as part of their risk-management strategy is an interest rate swap used to convert a variable-rate debt to a fixed rate (cash flow hedge). The Company does not enter into derivative instrument agreements for trading or speculative purposes.

As required by GAAP, all derivatives are recognized on the balance sheets at their fair value. The Company measures effectiveness by the ability of the interest rate swap to off-set cash flows associated with changes in the LIBOR. To the extent that any of these contracts are not considered effective, any changes in fair value relating to the ineffective portion of this contract are immediately recognized in income. As this contract was ineffective during the period, any change in its value is reported in earnings.

Fair Value of Financial Instruments

GAAP establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Inputs to the valuation methodology for Level 2 measurements include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Derivative financial instruments are valued by management based on valuations reported by the bank equal to what the bank would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rates and current creditworthiness of the swap counterparties.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, the Company believes its valuation methods are appropriate and consistent with other market participants. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. Management believes that the derivative financial instrument meets the criteria of a Level 2 input.

Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

The carrying amounts of current assets and liabilities approximate their fair market value because of the immediate or short-term maturity of these financial instruments. Management believes the carrying amount on the long-term debt approximates its fair value as the interest rates and terms of the borrowings are similar to currently available borrowings.

Revenue Recognition

The Company recognizes revenue when goods are shipped.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $51,207, $98,163 and $183,263 for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, respectively.

Delivery Expenses

Delivery expenses are included in operating expenses in the accompanying statements of operations and member’s equity and amounted to $2,372,324, $2,153,807 and $1,902,157 for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, respectively.

Income Taxes

As a limited liability company, the Company is treated in a manner similar to a partnership for income tax purposes under the Internal Revenue Code. Accordingly, they do not pay federal or state corporate income taxes on its taxable income. Instead, the member is liable for individual income taxes on the Company’s taxable income.

The Company accounts for uncertainty in income taxes in its financial statements as required by GAAP which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition accounting is also provided. As the Company was formed in 2008, all of the Company’s tax returns are open for audit. During 2011, the Internal Revenue Service began an examination of the Company’s federal income tax return for 2009. The examination is still in process. Management determined there were no material uncertain positions taken by the Company in its tax returns.

Statement of Cash Flows

For purposes of reporting cash flows, cash includes cash on hand and demand deposits held by banks.

Cash

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company’s non-interest bearing cash balances were fully insured at December 25, 2011 due to a temporary federal program in effect through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts.

Accounts Receivable – Related Parties

Accounts receivable – related parties consists of informal advances of monies to employees and a member of MFM Holding. The Company does not charge interest on the advances. Amounts due from related parties as of December 25, 2011 and December 26, 2010 amounted to $20,760 and $43,265, respectively and are included in deposits and other in the accompanying balance sheets.

Property and Equipment

Property and equipment consisted of the following at December 25, 2011 and December 26, 2010:

	2011	2010
Machinery and equipment	$335,790	$329,091
Leasehold improvements	1,682,414	1,677,314
Furniture and fixtures	204,095	193,022
Construction in progress	126,700	—

	$2,348,999	$2,199,427

Depreciation and amortization expense amounted to $150,184, $138,224 and $126,518 for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, respectively.

Note Payable – Line of Credit

The Company has a revolving line of credit agreement with a financing institution on which it may borrow up to $10,000,000. The agreement requires monthly payments of interest at prime or LIBOR plus an applicable margin based on the leverage ratio (5.01% at December 25, 2011 and 5.00% at December 26, 2010) and expires on February 25, 2014. The outstanding balance was $4,250,000 as of December 25, 2011 and December 26, 2010. The line is secured by substantially all assets of the Company and is guaranteed by MFM Holdings. The line of credit is subject to loan covenants related to EBITDA, cash flow and capital expenditures.

Notes Payable

The Company has a term note payable agreement in the amount of $25,000,000 with a financing institution. Quarterly principal payments ranging from $187,500 to $2,750,000 are due through December 31, 2013. The Company is also required to make additional principal reduction payments of excess cash flow on an annual basis. The amount of excess cash flow required to be paid, if any, is based on the Company’s leverage ratio at the end of each year. The Company made additional principal payments of $1,679,690 during the period ended December 25, 2011 as a result of excessive cash flow during 2010. No additional principal reduction payments were made during the period ended December 26, 2010. The note matures on February 25, 2014, at which time the remaining principal balance is due. Interest payments are due quarterly at the prime rate or LIBOR plus an applicable margin based on the Company’s leverage ratio (5.01% at December 25, 2011 and 5.00% at December 26, 2010). The note is secured by substantially all assets of the Company and is guaranteed by the parent. The note is subject to loan covenants related to EBITDA, cash flow and capital expenditures.

On February 25, 2008, the Company entered into an unsecured senior subordinated note agreement with a financing institution for $13,775,510 that matures on February 25, 2015. In September 2009, the note was restructured through a conversion of $12,556,575 in debt to 245 units of Common Class B units. This reduced the principal balance of the note to $3,500,000. The new agreement requires interest payments of 13% that can be deferred until maturity and the entire principal balance is due at maturity. The agreement is subject to loan covenants related to EBITDA, cash flow and capital expenditures. The outstanding balance of the note and accrued interest was $3,633,487 as of December 25, 2011 and December 26, 2010.

Long-term debt at December 25, 2011 matures as follows:

2012	$4,367,188
2013	7,374,996
2014	—
2015	3,633,487

Total	$15,375,671

Derivative Financial Instrument – Interest Rate Swap

The Company has an interest rate swap agreement to hedge the interest rate risk associated with variable rate debt held with a financing institution. As of December 25, 2011 and December 26, 2010, the interest rate swap had a total notional amount of $13,406,970 and $17,250,720, respectively.

The interest rate swap matures in April 2012. As of December 25, 2011 and December 26, 2010, the interest rate swap had a fixed interest rate of 4.00%. The Company will pay the counterparty interest at the fixed rate as noted and the counterparty will pay the Company interest at a variable rate equal to the one month LIBOR (0.27% and 0.26% as of December 25, 2011 and December 26, 2010, respectively).

Derivative Financial Instrument – Interest Rate Swap (continued)

As of December 25, 2011 and December 26, 2010, the fair value of the interest rate swap represented a liability of $159,070 and $746,966, respectively.

Lease Commitments

The Company leases its main operating facility. This lease is accounted for as an operating lease. Lease expense is approximately $229,000 per annum through August 2016.

Additionally, the Company leases delivery vehicles and refrigeration units that are accounted for as operating leases. The delivery vehicles are being leased on a month-to-month basis and require monthly payments ranging from approximately $7,600 to $10,600. The refrigeration units annual lease commitments are approximately $32,400 as of December 25, 2011, which is payable in monthly installments. The refrigeration unit leases expire in February 2016. The Company is also charged for mileage and is responsible for all operating expenses of the vehicles.

Future annual minimum lease commitments as of December 25, 2011 are as follows:

2012	$272,000
2013	272,000
2014	272,000
2015	263,900
2016	164,300

$1,244,200

The Company’s lease expense, including mileage charges on the delivery vehicles, for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009 was approximately $387,000, $404,000 and $410,000, respectively.

Retirement Plan

The Company maintains a qualified profit sharing retirement plan with deferred compensation 401(k) provisions. All full-time employees with one year of continuous service with the Company are eligible to participate in the plan. The Company’s contributions, as determined by the Board of Directors, are discretionary and are limited to 25% of an eligible employee’s annual salary. Retirement plan expenses were approximately $624,000, $572,000 and $456,000 for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, respectively.

Related Party Transactions

The Company has entered into a management agreement with a related entity in which the Company will pay an annual fee in exchange for financial and management consulting services. Management fees for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009 were approximately $552,000, $590,000 and $546,000, respectively.

Recapitalization

In September 2009, MFM, LLC was recapitalized through the issuance of 700 Preferred Class L1 units and 700 Common Class B units by MFM, LLC’s parent, Michael’s Finer Meats Holdings, LLC (MFM Holdings). The holders of the subordinate notes converted $12,556,575 of notes to 245 units of the Common Class B units of MFM Holdings. The existing members of MFM, LLC contributed $7,000,000 in exchange for 700 units of the Preferred Class L1 units and 455 units of the Common Class B units of MFM Holdings. Contributions for these units were used to retire long-term debt as follows: the note payable line of credit was reduced by $2,000,000 and the term note payable was reduced by $5,000,000.

The excess of the carrying value of the subordinate notes over the fair value of the Common Class B Units is recorded as forgiveness of debt income in the accompanying statements of operations.

Concentration of Risk

The Company’s largest customer, a restaurant group, accounted for 12%, 10% and 13% of net sales for the periods ended December 25, 2011, December 26, 2010 and December 27, 2009, respectively. This customer accounted for 10% and 20% of the Company’s trade accounts receivable at December 25, 2011 and December 26, 2010, respectively.

The Company had another customer, a restaurant group, that accounted for 10% of the Company’s net sales for the periods ended December 26, 2010 and December 27, 2009, respectively.

Subsequent Events

The Company evaluated subsequent events through the date of the Independent Auditors’ report, the date the financial statements were available to be issued.